UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 10, 2010 (May 6, 2010)

ROCK OF AGES CORPORATION
(Exact name of registrant as specified in its charter)

Vermont	0-29464	03-0153200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Graniteville Road, Graniteville Vermont	05654
(Address of principal executive offices)	(Zip Code)

(802) 476-3121

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROCK OF AGES CORPORATION
FORM 8-K

Item 8.01	Other Events

On May 6, 2010, the Board of Directors of Rock of Ages Corporation (“Rock of Ages”) received an unsolicited proposal from Swenson Granite Company, LLC ("Swenson") to purchase all outstanding shares of common stock, including shares underlying vested options, of Rock of Ages for a purchase price of $4.38 per share in cash.  The acquisition proposed by Swenson is conditioned on lender due diligence, negotiation of a definitive structure and terms to be set forth in a definitive acquisition agreement with Rock of Ages, and Swenson obtaining financing for the transaction in an amount sufficient to fund the purchase price and the ongoing operations of the two companies.  The acquisition proposal also states that Swenson seeks to structure the transaction so that the value of Rock of Ages' assets can be "stepped up" to fair market value to the extent possible under the Internal Revenue Code.  There can be no assurance as to whether such a step-up can be achieved.  Accordingly, Rock of Ages' Board of Directors cautioned investors that an inability to achieve such a step-up could result in a reduction of Swenson's proposed $4.38 per share price.

Kurt M. Swenson, the Chairman of Swenson and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson and Robert Pope, President and Chief Executive Officer of Swenson, own approximately 74% of Swenson and approximately 29% of all outstanding shares of common stock of Rock of Ages, and control approximately 70% of the voting power of all outstanding capital stock of Rock of Ages.  According to the proposal letter, as part of the transaction, Kurt Swenson, Kevin Swenson and Robert Pope would exchange all of their 2,173,364 Class B shares of Rock of Ages for additional interests in Swenson.

The Board of Directors of Rock of Ages has formed a special committee of independent directors (the "Committee") which will retain financial advisors and legal counsel, evaluate the proposal from Swenson and determine how to proceed in the best interests of Rock of Ages' shareholders.  The Board of Directors cautioned Rock of Ages' shareholders and others considering trading in its securities that it had only received the proposal and that no decisions had been made by the Committee or the Board of Directors as to Rock of Ages' response to the proposal or actions it may consider in light of the proposal.  There can be no assurance that the Swenson proposal will lead to a definitive acquisition agreement, or that the transaction contemplated by the Swenson proposal or any other transaction will be approved or completed.

A copy of Rock of Ages' press release announcing receipt of the Swenson acquisition proposal, which contains the full text of the Swenson proposal letter, is filed as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description

	99.1	Press Release dated May 7, 2010 issued by Rock of Ages.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK OF AGES CORPORATION

Date: May 10, 2010	By:/s/Laura Plude________________ Laura Plude, Vice President/CFO

Exhibit Index

Number	Description

99.1	Press Release dated May 7, 2010 issued by Rock of Ages.